Exhibit 99.1

STEPHANIE A. STREETER ELECTED TO KOHL'S CORPORATION
BOARD OF DIRECTORS

MENOMONEE FALLS, Wis, July 24, 2007  --  Kohl’s Corporation (NYSE: KSS) today announced that its Board of Directors has increased the size of the Board to 12 members and has elected Stephanie A. Streeter to fill the new seat, effective immediately.

Streeter has been elected to a term expiring at Kohl’s 2008 annual shareholder meeting  and will be eligible for re-election by Kohl’s shareholders at that time.  She will initially serve on the Board of Director’s Governance & Nominating Committee.

Larry Montgomery, Kohl's chairman and chief executive officer, said, "We are delighted to have Stephanie Streeter join our Board of Directors.  Her deep managerial experience, demonstrated leadership, strategic vision and commitment to execution will be invaluable as Kohl’s continues to execute its growth strategies."

Streeter was the chairman, president and chief executive officer of Banta Corporation, a global technology and market leader in printing and supply-chain management from 2004 until January 2007, when Banta was acquired by R.R. Donnelley & Sons Company.  She also serves on the Board of Directors of the United States Olympic Committee, the Green Bay Packers and Catalyst, a non-profit organization working to advance opportunities for women and business.

About Kohl’s
Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 834 stores in 46 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

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Investor Relations Contact:
Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:
Vicki Shamion, Vice President of Public Relations, (262) 703-1464